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                    February 15, 2024

       Roberta Brzezinski
       Chief Executive Officer
       Capitalworks Emerging Markets Acquisition Corp
       c/o Ellenoff Grossman & Schole LLP
       1345 Avenue of the Americas
       New York, NY 10105

                                                        Re: Capitalworks
Emerging Markets Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 31,
2024
                                                            File No. 001-41108

       Dear Roberta Brzezinski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Adam Berkaw, Esq